Exhibit 99.1

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen
415-618-8750

DineEquity, Inc. Announces the Sale of 63 Company-Operated

Applebee’s Restaurants

GLENDALE, Calif., July 23, 2010 --   DineEquity, Inc. (NYSE: DIN), parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has entered into an asset purchase agreement with Apple American Group LLC for the sale of 63 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin.  The purchase agreement does not contain a financing contingency, but closing is subject to regulatory processes related to liquor license transfers and other customary closing conditions.  The transaction is expected to close in the fourth quarter 2010.

The transaction will produce gross proceeds of $32 million inclusive of $1.4 million of inventory and petty cash.  Additionally, as part of a separate transaction, the Company intends to sell three restaurant fee properties that will be leased to the buyer.

Exclusive of the planned sale of the three fee properties, deal costs and other liabilities totaling $3 million, the transaction will enable DineEquity to reduce securitized debt by $28 million on an after-tax basis.  Additionally, the removal of the lease and related obligations associated with these restaurants will further reduce the Company’s consolidated adjusted debt for debt covenant calculation purposes by $77 million (see “Non-GAAP Financial Measures”).  Therefore, the transaction is expected to deliver $105 million of financial benefit to the Company.

“We are pleased to have reached an agreement to sell our Minnesota and Wisconsin restaurants to our largest Applebee’s franchisee and one of our best operators, Apple American Group.  Apple American is a valuable franchise partner who continues to support our menu, marketing and operations revitalization efforts currently underway and is committed to reinvesting in the brand through new restaurant development, acquisition and restaurant remodel programs,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “This transaction is accretive to our first quarter 2010 consolidated leverage ratio as defined by our debt covenants and furthers our strategic objective of transitioning Applebee’s into a more highly franchised restaurant system over time.”

Gregory G. Flynn, Apple American’s founder, chairman and chief executive officer, said, “This expansion of our commitment to Applebee’s demonstrates the long-term confidence we have in

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the brand.  Over the past three years, Applebee’s has become an even more competitive and relevant player in the grill and bar category, and we are excited for what the future holds.  Apple American intends to help further drive and solidify Applebee’s leadership position in casual dining.”

The sale of these company-operated Applebee’s restaurants also is expected to result in $2 million of annualized General & Administrative savings.  DineEquity will address the transaction’s impact on its 2010 financial performance guidance on its upcoming second quarter 2010 announcement scheduled for July 29, 2010.

With more than 3,450 Applebee’s and IHOP restaurants combined, DineEquity is the largest full-service restaurant company in the world with brands that are leaders in their respective categories of casual dining and family dining.  Currently, more than 88% of the Company’s restaurants are franchised, and, after this transaction, 90% of its restaurants will be franchised.  DineEquity believes that its increasingly franchised business model is less capital intensive and experiences less volatility in cash flow performance compared to the operation of company-operated restaurants.

Not including the transaction announced today, the Company has sold a total of 110 Applebee’s company-operated restaurants in five states since its acquisition of Applebee’s International in November 2007.  Since November 2007, including the use of free cash flow, DineEquity has reduced its total balance sheet debt by $375 million, or 15%, as of March 31, 2010.

Apple American Group LLC currently owns and operates 206 Applebee’s Neighborhood Grill & Bar restaurants in Ohio, Indiana, New Jersey, Delaware, Pennsylvania, West Virginia, Washington State, California and Nevada.  With $520 million in sales and employing more than 14,000 people, Apple American is Applebee’s largest franchisee, and is the 2nd largest franchise operator of any restaurant concept in the country.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,450 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such

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as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes a reference to the Company’s non-GAAP financial measure “consolidated adjusted debt.”  “Consolidated adjusted debt” is defined as the sum of securitized debt of subsidiaries (assuming full borrowing of variable funding notes) and all corporate debt plus eight times annualized operating lease expense. Consolidated adjusted debt is used in calculating a consolidated leverage ratio as required by the Company’s securitized debt covenants.